EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD-QUARTER FINANCIAL RESULTS

•	Record quarterly earnings of $18.0 million or $1.98 per diluted share

•	Sales increase 63% to record quarterly high of $96.8 million

•	Strong free cash flow supports 21% reduction in debt from year-end 2003 to $55.8 million

MOUNT AIRY, N.C., July 16, 2004 – Insteel Industries, Inc. (OTC Bulletin Board: IIIN) today announced record quarterly earnings and sales for the quarter ended June 26, 2004. Net earnings for the third quarter increased to $18.0 million, or $1.98 per diluted share, compared with $683,000, or $0.08 per diluted share for the same period last year. Sales for the third quarter increased 63% to $96.8 million from $59.4 million in the prior year quarter. Average selling prices for the third quarter rose 73% while shipments decreased 6% from the prior year levels.

For the nine-month period, net earnings increased to $24.8 million, or $2.80 per diluted share, compared with a net loss of $1.2 million, or $0.15 per diluted share for the same period last year. Sales for the nine-month period increased 49% to $226.8 million from $152.1 million in the prior year period. Average selling prices for the nine-month period rose 37% while shipments increased 9% from the prior year levels.

Free cash flow increased to $17.1 million for the third quarter from $490,000 in the same period last year and $21.7 million for the nine-month period versus $1.9 million in the prior year period. These increases were largely driven by the improved profitability of the Company in the current year partially offset by the working capital investment required to support the higher level of sales. The Company defines free cash flow as net cash provided by operating activities net of capital expenditures. The increase in free cash flow in the current year enabled the Company to pay down approximately $14.5 million of debt during the nine-month period reducing total long-term debt to $55.8 million as of June 26, 2004.

“The record results for the quarter are gratifying following the tumultuous three-year period that we have experienced. While we readily acknowledge the impact of the favorable market environment on Insteel’s third-quarter financial performance, the upturn is also indicative of the successful completion of our restructuring plan that was initiated in 2001,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Through the divestiture of non-strategic businesses, elimination or reduction in the volume of low margin products, and rationalization of our business activities, we have narrowed the Company’s product offering and focus to core businesses where we have strong market positions and highly competitive operating costs. Unfortunately over the last three years, the favorable impact of these efforts was more than offset by an abysmal market environment together with the restructuring-related losses and expenses that were incurred by the Company.

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“Insteel’s third-quarter results benefited from the continued escalation in pricing for our products driven by the upward surge in the cost of the Company’s primary raw material, hot-rolled steel wire rod, together with supply limitations. The combination of the raw material cost pressures with the increased market volatility has forced a higher degree of discipline in the pricing strategies of Insteel and its competitors which represents a significant shift from the volume mindset that has plagued the industry since the downturn in demand that began in 2000.”

New Credit Facility

As previously announced on June 3, 2004, the Company entered into a new senior secured credit facility which has a four-year term and provides up to $82.0 million of financing, consisting of a $60.0 million revolving credit facility, a $17.0 million term loan and a $5.0 million term loan. Proceeds from the transaction were used to pay off the Company’s previous credit facility and will support its future working capital, capital expenditure and general corporate requirements. As of June 26, 2004, approximately $33.8 million was drawn on the revolving credit facility providing $21.1 million of excess availability, and $21.4 million was outstanding on the term loans.

Following the completion of the refinancing and the filing of its Form 10-K for the year ended September 27, 2003 and Form 10-Qs for the quarters ended December 27, 2003 and March 27, 2004 with the Securities and Exchange Commission, the Company’s common stock has resumed trading on the OTC bulletin board under the symbol “IIIN.”

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2004, Woltz said, “We believe that gross margins may have peaked during the third quarter as the Company benefited from the rapid price escalation in its markets. While pricing appears to have stabilized since June in most of our markets, we anticipate that gross margins will continue to compare favorably against historical levels through the remainder of the fiscal year. Partially offsetting the favorable pricing outlook, raw material supply constraints could cause sporadic downtime at our manufacturing facilities, which would adversely affect unit conversion costs.

“Looking ahead to fiscal 2005, we anticipate a gradual moderation in profit margins, the timing and magnitude of which is virtually impossible to predict in view of the volatile environment that exists. At the same time, we are bullish about the demand prospects for our products. Since 2000, construction spending in the commercial non-residential sector has continued to decline. We anticipate a rebound in spending in this sector beginning in 2005 as the general economic recovery gains momentum and vacancy rates fall. In addition, we expect that the reauthorization of TEA-21 will result in increased spending in the infrastructure sector, which is the second largest driver of demand for our products. In view of the improved demand that we anticipate for 2005, the expansions in our engineered structural mesh business that are in progress should be well-timed.”

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing and industrial wire products for a broad range of construction and industrial applications.

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INSTEEL INDUSTRIES, INC.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s current assumptions and expectations regarding the occurrence of future actions or events, particularly in the “Outlook” section. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain words such as “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” and other words of similar meaning that do not relate strictly to historical or current facts. Forward-looking statements are subject to various risks and uncertainties that include, but are not limited to, those risk factors that are discussed in the Company’s latest Form 10-K and subsequent periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially from those projected, stated or implied by such statements.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this news release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Insteel’s management uses free cash flow as an indicator of the net cash generated by operations after the funding of its capital expenditures that is available for discretionary uses. Management believes this presentation is appropriate and enables investors to compare more accurately the Company’s financial performance over the periods presented and the Company’s ability to generate cash flow for discretionary uses. Free cash flow as presented here may not be comparable to similarly titled measures used by other companies.

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 26,	June 28,	June 26,	June 28,
	2004	2003	2004	2003
Net sales	$96,835	$59,427	$226,793	$152,147
Cost of sales	64,139	52,925	170,223	137,913

Gross profit	32,696	6,502	56,570	14,234
Selling, general and administrative expense	3,331	3,069	11,190	8,805
Other expense (income)	(1,369)	39	(1,375)	79

Earnings before interest and taxes	30,734	3,394	46,755	5,350
Interest expense	2,241	2,456	7,195	7,403
Interest income	—	(2)	(17)	(19)

Earnings (loss) before income taxes	28,493	940	39,577	(2,034)
Income taxes	10,531	257	14,753	(798)

Net earnings (loss)	$17,962	$683	$24,824	$(1,236)

Weighted average shares outstanding:
Basic	8,561	8,460	8,496	8,460

Diluted	9,077	8,460	8,860	8,460

Net earnings (loss) per share:
Basic	$2.10	$0.08	$2.92	$(0.15)

Diluted	$1.98	$0.08	$2.80	$(0.15)

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 26,	September 27,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$1,600	$310
Accounts receivable, net	42,272	30,909
Inventories	32,709	30,259
Prepaid expenses and other	5,164	8,309

Total current assets	81,745	69,787
Property, plant and equipment, net	48,829	50,816
Other assets	11,531	12,327

Total assets	$142,105	$132,930

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,472	$19,401
Accrued expenses	17,499	6,369
Current portion of long-term debt	3,680	2,663

Total current liabilities	31,651	28,433
Long-term debt	52,080	67,630
Other liabilities	1,306	5,595
Shareholders’ equity:
Common stock	17,563	16,920
Additional paid-in capital	38,017	38,327
Retained earnings (deficit)	4,262	(20,562)
Accumulated other comprehensive loss	(2,774)	(3,413)

Total shareholders’ equity	57,068	31,272

Total liabilities and shareholders’ equity	$142,105	$132,930

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 26,	June 28,
	2004	2003
Cash Flows From Operating Activities:
Net earnings (loss)	$24,824	$(1,236)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	5,690	5,143
Loss on sale of assets	50	225
Deferred income taxes	7,483	(798)
Net changes in assets and liabilities:
Accounts receivable, net	(11,363)	(1,631)
Inventories	(2,450)	2,227
Accounts payable and accrued expenses	2,900	(5,241)
Other changes	(3,553)	3,785

Total adjustments	(1,243)	3,710

Net cash provided by operating activities	23,581	2,474

Cash Flows From Investing Activities:
Capital expenditures	(1,855)	(607)
Proceeds from notes receivable	—	61
Proceeds from sale of property, plant and equipment	—	13

Net cash used for investing activities	(1,855)	(533)

Cash Flows From Financing Activities:
Proceeds from long-term debt	30,047	9,400
Principal payments on long-term debt	(44,580)	(10,220)
Other	(5,903)	(490)

Net cash used for financing activities	(20,436)	(1,310)

Net increase in cash and cash equivalents	1,290	631
Cash and cash equivalents at beginning of period	310	310

Cash and cash equivalents at end of period	$1,600	$941

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during the period for:
Interest	$6,105	$6,527
Income taxes	1,055	(2,975)

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC.
Calculation of Free Cash Flow(1)
(In thousands)
(Unaudited)

	Three Months Ended
	June 26,	June 28,
	2004	2003
Net cash provided by operating activities	$17,670	$618
Capital expenditures	(551)	(128)

Free cash flow	$17,119	$490

	Nine Months Ended
	June 26,	June 28,
	2004	2003
Net cash provided by operating activities	$23,581	$2,474
Capital expenditures	(1,855)	(607)

Free cash flow	$21,726	$1,867

(1)	Free cash flow is defined as net cash provided by operating activities less capital expenditures.

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INSTEEL INDUSTRIES, INC.